Exhibit 99.27

COMISION NACIONAL DEL MERCADO DE VALORES
Paseo de la Castellana, 19
28046 – Madrid –

Madrid, 12 de enero de 2007

Muy Sres. nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el Art.	Pursuant to what it is established in Art. 82
82 de la Ley 24/1988, de 28 de Julio, del	of Law 24/1988, dated July 28, of the
Mercado de Valores, ACCIONA, S.A.	Securities Market, ACCIONA, S.A.
comunica lo siguiente	reports the following

INFORMACION RELEVANTE	MATERIAL INFORMATION

Ante la gravedad de las acusaciones vertidas	Due to the serious accusations made by EON
por EON en la denuncia presentada ante la	in its claim submitted before the CNMV,
CNMV, carente de toda veracidad y	which lack of any truth and support,
fundamento ACCIONA, S.A. considera	ACCIONA, S.A. considers necessary to
necesario realizar las siguientes	make the following statements:
manifestaciones:

• Reitera su voluntad indeclinable de	• Reiterates its irrevocable will to
continuar haciendo use de su	continue using its right of free enterprise
derecho de libertad de empresa, sin	and will not tolerate any interference nor
tolerar interferencias ni coacciones	coercion from individuals or Groups of
de personas o Grupos empresariales;	companies;

• En ejercicio de tal derecho, de manera	• In enforcing such right, in a totally
totalmente autónoma, Acciona ha	autonomous manner, Acciona has
adoptado una estrategia respecto de	adopted a strategy regarding
ENDESA, S.A. que se ha traducido en	ENDESA, S.A. which has resulted in
su actual posición de principal	its current position as main shareholder
accionista de la misma, con todos los	of the company, and will exercise the
derechos y deberes inherentes a tal	rights and duties inherent to such
condición, que ejercitará de la manera	position in the manner it best suits its
que considere mejor protege sus	interests and those of its shareholders;
intereses y los de sus accionistas;

• A día de hoy, Acciona, S.A. no se ha	• As of today, Acciona, S.A. has not acted
concertado con persona alguna, con los	in concert with any person, whether for
fines denunciados por EON ni con	the purposes claimed by EON or
ningún otro fin; no obstante lo anterior,	otherwise; however, Acciona reserves its
Acciona se reserva el derecho de actuar	right to act in concert with other persons
en el futuro, si las circunstancias así lo	in the future if the circumstances so
hicieran aconsejable, de forma concertada	advises and in full compliance with
con otras personas, con pleno respeto a	any applicable legislation and
la legislación vigente.	regulations.

Se adjunta copia del escrito de alegaciones que	Attached is a copy of the allegations
en el día de hoy se ha presentado en la Comisión	submitted today to the Comisión Nacional del
Nacional del Mercado de Valores	Mercado de Valores opposing EON's claim
oponiéndonos a la denuncia formulada por	supported by the factual-legal grounds
EON en base a los fundamentos fáctico-juridícos	therein contained, which are included here
allí contenidos, a los que nos remitimos.	by reference.

Atentamente/Yours faithfully,
_______________________
Fdo: Jorge Vega-Penichet
Secretario del Consejo
Company Secretary